EXHIBIT 99.1

Liquidation of Cerplex S.A.S.
Unaudited pro forma financial information

On July 20, 1999, the management of Cerplex S.A.S. ("SAS") requested assistance from the Commercial Court of Lille, France to structure a social plan for a portion of the work force. Upon review, the Commercial Court declared SAS insolvent as of July 15, 1999 and opened bankruptcy proceedings with respect to SAS. A judicial administrator was appointed by the Court to assist the management of SAS in all its activities pending the Court's decision on the development of the proceedings. The terms of assignment of the judicial administrator included reviewing SAS's condition and prospects and issuing a recommendation relating to a plan of reorganization developed by SAS management. While the administrator was overseeing SAS's operations, the Company believed that a plan of reorganization would be adopted. In the event that the administrator could not support a plan of reorganization, it would become necessary to refer the case to a liquidator pursuant to Commercial Court guidelines.

On October 12, 1999, the Commercial Court, acting upon the recommendation of the judicial administrator, ordered the liquidation of SAS. After the liquidation of SAS was ordered, the Company realized its investment in SAS was lost and should therefore be written off as of July 20, 1999, the date Cerplex, Inc. lost control of its subsidiary. As a consequence of this order, SAS discontinued its operations, and the liquidator has laid off substantially all employees. As the Company effectively lost control of its subsidiary on July 20, 1999, the Company wrote-off its investment in SAS as of that date.

The liquidator is responsible for selling the assets and paying off the debts of SAS. As a result of the cost of laying-off all employees, the value of the SAS assets may not exceed its liabilities. There can be no assurance that Cerplex, Inc., as shareholder, will receive any liquidation proceeds. Accordingly, Cerplex, Inc. has written off its investment in SAS which totaled $6.2 million at July 20, 1999. The $6.2 million write-off is comprised of writing off assets carried at $20.9 million, liabilities carried at $13.8 million and intercompany balances for SAS of $0.9 million. Through July 20, 1999, SAS had sales of $27.6 million and a net loss of $0.9 million. These amounts are included in the Company's consolidated financial statements reported herein. Thereafter, results from SAS operations have been excluded.

Pro forma financial information.

The following unaudited pro forma combined condensed financial information is based upon the historical financial statements of the Company and has been prepared to illustrate the effects of the loss of control of SAS. The unaudited pro forma combined condensed statement of operations for the year ended September 25, 1999 gives effect to the write-off of the investment and resulting deconsolidation of SAS's operating results as if the write-off and the resulting deconsolidation of SAS's operating results had occurred at the beginning of the fiscal year.

The unaudited pro forma combined condensed statement of operations information is provided for comparative purposes only and is not indicative of the results of operations of the remaining portion of the Company that would have occurred had the liquidation of SAS occurred at the beginning of the fiscal year presented, nor is it indicative of the future operating results. The unaudited pro forma adjustments are based upon currently available information. The unaudited pro forma combined condensed statement of operations should be read in conjunction with the Company's consolidated financial statements and the related notes, included in the Company's financial statements and the related notes, included in the Company's fiscal 1999 Form 10-K.

                          THE CERPLEX GROUP, INC.
      UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                   For the Year Ended September 25, 1999
            (In Thousands, except share and per share amounts)

                                                                              Historical                     Pro forma
                                                                               For the                        For the
                                                                                 Year                           Year
                                                                                Ended                          Ended
                                                                            September 25,     Pro forma    September 25,
                                                                                 1999        Adjustments        1999
                                                                            ------------------------------------------------
                                                                             The Cerplex                    The Cerplex
                                                                             Group, Inc.                    Group, Inc.
                                                                                 and          Cerplex,       excluding
                                                                             Subsidiaries      S.A.S.      Cerplex S.A.S.
                                                                            ------------------------------------------------
Net revenues                                                                      $ 93,346        $(27,571)      $ 65,775
Cost of sales                                                                       89,661         (28,754)        60,907
                                                                                ----------      ----------     ----------
Gross profit                                                                         3,685           1,183          4,868
Selling, general and administrative expense                                         22,304          (3,875)        18,429
Amortization of intangibles, including write-off of $18,375, historical             24,295          (5,478)        18,817
Reduction in accruals                                                               (2,006)                        (2,006)
Loss on deconsolidation of French subsidiary                                         6,176          (6,176)(A)         --
                                                                                ----------      ----------     ----------
Operating loss                                                                     (47,084)         16,712        (30,372)
Interest expense                                                                    (6,415)                        (6,415)
Other income (expense), net                                                          1,617          (4,178)        (2,561)
                                                                                ----------      ----------     ----------
Loss from continuing operations before provision for income taxes                  (51,882)         12,534        (39,348)
Provision for income taxes                                                              10                             10
                                                                                ----------      ----------     ----------
Loss from continuing operations                                                 $  (51,892)       $ 12,534       $(39,358)
                                                                                ==========         =======        =======
Income (loss) per share of common stock:
     Basic and diluted loss on continuing operations                            $  (7.08)                      $  (5.37)
                                                                                ==========                       ========
Weighted average number of common shares outstanding                                 7,333                          7,333
                                                                                   =======                       ========

                            THE CERPLEX GROUP, INC.
    NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS

(A) To exclude the $6,176 loss on the loss of control of the subsidiary.